Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this registration statement on Form F-3 of VBI Vaccines Inc. and to the incorporation by reference herein of our report dated May 4, 2015 with respect to the consolidated financial statements of SciVac Ltd. for the year ended December 31, 2014 included in the annual report on form 20-F of Scivac Therapeutics Inc. for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

July 22, 2016
Tel-Aviv, Israel